UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2006

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-125546	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement

On April 11, 2006, we caused one of our indirect wholly-owned subsidiaries, Apple Seven Hospitality Ownership, Inc., to enter into an Assignment of Agreement of Purchase and Sale and Joint Escrow Instructions (the “Assignment Agreement”) with Apple Suites Realty Group, Inc. (“Apple Suites”) and Bernado Ventures, a California general partnership, which resulted in our purchasing subsidiary becoming the purchaser under a purchase contract for the potential acquisition of a hotel. Under the terms and conditions of the Assignment Agreement, Apple Suites assigned to our purchasing subsidiary all of its rights and obligations under its purchase contract with Bernado Ventures. There can be no assurance at this time that our purchasing subsidiary will in fact purchase the hotel. There was no consideration or fees paid to Apple Suites for the assignment of the purchase contract under the Assignment Agreement except for our purchasing subsidiary’s reimbursement payment of an initial deposit of $350,000 made by Apple Suites to the seller. The reimbursement payment made by our purchasing subsidiary of the initial deposit did not constitute or result in a profit for Apple Suites. Apple Suites is wholly-owned by Glade M. Knight, our Chairman, Chief Executive Officer and President.

On March 9, 2006, Apple Suites entered into a purchase contract with Bernado Ventures to acquire a Hilton Garden Inn® hotel containing 200 guest rooms and located in San Diego, California. The purchase price for the hotel is $34,500,000. The initial deposit made by Apple Suites under the purchase contract was $350,000. This initial deposit was refundable to Apple Suites upon its election to terminate the purchase contract during the thirty (30) day review or “contingency” period, which ended on April 10, 2006. During the contingency period, our purchasing subsidiary, along with Apple Suites, conducted the necessary due diligence and elected not to terminate the purchase contract during or at the end of the contingency period.

Upon the completion of the review and the expiration of the contingency period, our purchasing subsidiary entered into the Assignment Agreement. Because the purchase contract was not terminated during the contingency period, our purchasing subsidiary paid an additional deposit of $500,000 into escrow. In the event our purchasing subsidiary terminates the purchase contract before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

The reimbursement of the initial deposit to Apple Suites and payment of the additional deposit under the purchase contract were funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the purchase price under the purchase contract also will be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

Certain closing conditions must be met before or at the closing, and none of these conditions are currently satisfied. They include but are not limited to the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and the management agreement shall have been terminated by the seller and a new franchise agreement shall have been executed by our purchasing subsidiary for the hotel. If any of the closing conditions under the purchase contract are not satisfied, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until the closing of the purchase of the hotel, there can be no assurance that our purchasing subsidiary will acquire the hotel. All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

April 13, 2006